FOURTH SUPPLEMENT TO 9 3/8% NOTES INDENTURE

This Fourth Supplement to Indenture (the “Fourth Supplement”) is dated as of March 6, 2006 by and among Navistar International Corporation, a Delaware corporation (the “Company”), International Truck and Engine Corporation, a Delaware corporation, as Subsidiary Guarantor, and BNY Midwest Trust Company, an Illinois trust company (the “Trustee”), with respect to the Company’s 9 ?% Senior Notes due 2006 (the “Notes”). Capitalized terms used but not otherwise defined in this Fourth Supplement shall have the meanings ascribed to such terms in the Indenture (hereinafter defined).

WHEREAS, the Company and the Trustee entered into that certain Indenture, dated as of May 31, 2001, and as amended by the First Supplement to Indenture, dated as of August 22, 2001, the Second Supplement to Indenture, dated as of June 2, 2004, and the Third Supplement to Indenture, dated as of September 8, 2005, by and among the Company, International Truck and Engine Corporation and the Trustee (as may be further amended and supplemented from time to time in accordance with its terms, the “Indenture”);

WHEREAS, the Company desires to amend and waive certain provisions of the Indenture as set forth in Article I hereof;

WHEREAS, the Holders of at least a majority in aggregate principal amount of Notes outstanding have consented to the amendments and waivers effected by this Fourth Supplement;

WHEREAS, pursuant to Section 9.2 of the Indenture, the Trustee is authorized to execute and deliver this Fourth Supplement;

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree, for the equal and proportionate benefit of all Holders of the Securities, as follows:

ARTICLE I

INDENTURE AMENDMENTS AND WAIVERS

Section 1.01    Amendments to Articles Three, Four, Five and Six. Upon written notification to the Trustee by the Company that it has accepted for purchase and payment (the “Acceptance Date”) pursuant to the offers to purchase all of the Notes validly tendered on or before 5:00 p.m., New York City time, on March 2, 2006 pursuant to this Offer to Purchase and Consent Solicitation Statement, dated as of February 21, 2006, and any amendments, modifications or supplements thereto, then automatically (without further act by any person) with respect to the Notes:

(a)          Each of the following Sections of the Indenture are deleted in their entirety: Section 3.4 (Money for Securities Payments to be Held in Trust; Unclaimed Money); Section 3.5 (Corporate Existence); Section 3.8 (Books of Record and Account); Section 3.9 (Limitation on Liens); Section 3.10 (Limitation on Incurrence of Indebtedness); Section 3.11 (Limitation on Preferred Stock of Restricted Subsidiaries); Section 3.12 (Limitation on Restricted Payments);

Section 3.13 (Limitation on Certain Asset Dispositions); Section 3.14 (Limitation on Sale/Leaseback Transactions); Section 3.15 (Limitation on Payment Restrictions Affecting Restricted Subsidiaries); Section 3.16 (Limitation on Transactions with Affiliates); Section 3.17 (Limitation on Guarantees by Restricted Subsidiaries); Section 4.1 (Consolidation, Merger or Sale of Assets Permitted); and Section 5.9 (Offer to Repurchase Upon a Change of Control);

(b)          Section 3.6 (Reports by the Company) and Section 3.7 (Annual Review Certificate; Notice of Defaults or Events of Default) of the Indenture are deleted in their entirety and replaced with the following: “The Company shall comply with Section 314 of the TIA.”

(c)          Each of the following subsections of Section 6.1 (Events of Default) of the Indenture are deleted in their entirety: Section 6.1(c), (d), (e), (f), (g) and (h);

(d)          failure to comply with the terms of any of the foregoing sections of the Indenture shall no longer constitute a default or an Event of Default under the Indenture and shall no longer have any other consequence under the Indenture;

(e)          the occurrence of the events described in Sections 6.1(c), (d), (e), (f), (g) and (h) shall no longer constitute Events of Default; and

(f)           all definitions set forth in Section 1.1 of the Indenture that relate to defined terms used solely in covenants or sections deleted hereby are deleted in their entirety.

Section 1.02      Waivers. The Trustee acknowledges that Holders representing at least a majority in aggregate principal amount of the outstanding Notes have: (i) waived any and all Defaults or Events of Default that have arisen under the Indenture at any time prior to the effective time of this Section 1.02, including, but not limited to, any Default or Event of Default that may exist as a result of: (a) a failure by the Company to comply Section 3.6 of the Indenture at any time prior to the effective time of this Section 1.02, (b) a failure by the Company to provide the Trustee with any notice of Default or Event of Default required by Section 3.7 of the Indenture, and (c) any acceleration of any Indebtedness or other event constituting a Default or Event of Default under Section 6.1(e) of the Indenture; (ii) agreed to rescind any notice of Default provided to the Company at any time prior to the effective time of this Section 1.02; and (iii) agreed to rescind any notice of acceleration of the Notes that has been received by the Company at any time prior to the effective time of this Section 1.02. Based on the foregoing, the undersigned trustee hereby revokes any and all notices of Default and/or acceleration delivered by the undersigned trustee to the Company prior to the effective time of this Section 1.02. This Section 1.02 shall be effective as of the Acceptance Date.

ARTICLE II

MISCELLANEOUS PROVISIONS

Section 2.01      Instruments to be Read Together. This Fourth Supplement is an indenture supplement to and in implementation of the Indenture, and said Indenture and this Fourth Supplement shall henceforth be read together.

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Section 2.02     Confirmation. The Indenture, as amended and supplemented by this Fourth Supplement, is in all respects confirmed and preserved.

Section 2.03      Counterparts. This Fourth Supplement may be executed in any number of counterparts, each of which, when so executed, shall be deemed to be an original, but all of which shall together constitute one and the same instrument.

Section 2.04     Effectiveness. This Fourth Supplement shall become effective immediately upon its execution in accordance with the provisions of Article IX of the Indenture.

Section 2.05    GOVERNING LAW. THIS FOURTH SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK. THE COMPANY AGREES TO SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, COUNTY OF NEW YORK, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS FOURTH SUPPLEMENT.

Section 2.06   Disclaimer of Trustee’s Responsibility. In executing this Fourth Supplement, the Trustee shall be entitled to all the rights, benefits, indemnities, privileges and immunities afforded to the Trustee under the terms and conditions of the Indenture. The recitals and statements herein are deemed to be those of the Company and not of the Trustee. The Trustee makes no representations as to the validity or sufficiency of this Fourth Supplement.

Section 2.07      Trust Indenture Act Controls. If any provision of this Fourth Supplement limits, qualifies or conflicts with another provision that is required to be included in the Fourth Supplement or Indenture by the Trust Indenture Act, the required provision shall control.

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IN WITNESS WHEREOF, the parties hereto have caused this Fourth Supplement to Indenture to be duly executed as of the day and year first written above.

NAVISTAR INTERNATIONAL CORPORATION
By:	/s/ T. M. Endsley___________________

Name:  T.M. Endsley

Title: Vice President and Treasurer

INTERNATIONAL TRUCK AND ENGINE CORPORATION

By:    /s/ T. M. Endsley___________________

                Name: T.M. Endsley

                Title: Vice President and Treasurer

BNY Midwest Trust Company

By:    /s/ D.G. Donovan____________________

               Name: D. G Donovan

               Title: Vice President